UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2026

Nuvation Bio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39351	85-0862255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Broadway, Suite 1401 New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (332) 208-6102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	NUVB	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NUVB.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2026, Nuvation Bio Inc. (the “Company”) entered into a License and Collaboration Agreement (the “License Agreement”) with Eisai Co., Ltd. (“Eisai”). Pursuant to the License Agreement, the Company granted Eisai an exclusive license to develop and commercialize licensed products containing taletrectinib in the following territories: the European Union and all member states thereof, Albania, Andorra, Armenia, Azerbaijan, Belarus, Bosnia and Herzegovina, Georgia, Kosovo, Moldova, Monaco, Montenegro, North Macedonia, San Marino, Serbia, Switzerland, Ukraine, Vatican City, the United Kingdom, Russia, Turkey, Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, the United Arab Emirates, Israel, Jordan, Iran, Iraq, Libya, Lebanon, Egypt, Sudan, Morocco, Algeria, Tunisia, Australia, New Zealand, Canada, Singapore, Philippines, Indonesia, Thailand, Malaysia, Vietnam and India (collectively, the “Territory”), for upfront consideration of €50 million. Furthermore, in connection with the development and commercialization of the licensed products in the Territory, Eisai will be obligated to pay the Company a near-term regulatory milestone of €25 million and up to an aggregate of €120 million upon the achievement of certain sales milestones. In addition, Eisai is required to pay to the Company certain tiered royalties at rates in the low- to high-teens on aggregate annual net sales of licensed products during the applicable royalty term, subject to certain customary reductions.

The License Agreement will expire on a licensed product-by-licensed product basis upon the expiration of the applicable royalty term, and upon such expiration, the license granted to Eisai will become non-exclusive, royalty-free, fully-paid up, irrevocable and perpetual with respect to the corresponding licensed product. Eisai may terminate the License Agreement (a) if the Company materially breaches or terminates its upstream license agreement; (b) if the licensed products have a demonstrated lack of safety for human use due to significant toxicity that was unknown as of the effective date of the License Agreement; (c) if Eisai does not receive certain regulatory approvals in the EU for the license product by a certain date (except where such failure is as a result of Eisai’s acts or omissions), or (d) on a country-by-country basis if certain fundamental patents are invalidated in such country in the Territory. Either party may terminate the License Agreement (i) in the event the other party shall have materially breached its obligations thereunder and such default shall have continued for a specified period after written notice thereof or (ii) upon the bankruptcy or insolvency of the other party.

The foregoing is only a summary of the terms of the License Agreement, does not purport to be complete and is qualified in its entirety by the complete text of the actual agreement, which, with certain confidential information redacted, will be filed as an exhibit to a future periodic report.

Item 2.02 Results of Operations and Financial Condition.

On January 12, 2026, the Company issued a press release announcing, among other things, the Company’s preliminary unaudited cash, cash equivalents and marketable securities for the fiscal year ended December 31, 2025 and preliminary net product revenue of IBTROZI. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On January 12, 2026, the Company and Eisai issued a joint press release announcing the execution of the License Agreement. A copy of the joint press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

On January 12, 2026, in connection with its participation in the J.P. Morgan Healthcare Conference, the Company posted to its website an updated corporate presentation that will be shared with investors and others from time to time. A copy of the presentation is furnished as Exhibit 99.3 to this Current Report on Form 8-K. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.3.

The information in this Item 7.01 and in Exhibits 99.1, 99.2 and 99.3 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Nuvation Bio Inc. dated January 12, 2026.

99.2	Press Release of Nuvation Bio Inc. and Eisai Co., Ltd. dated January 12, 2026.

99.3	Corporate Presentation of Nuvation Bio Inc. (January 12, 2026).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVATION BIO INC.

Date: January 12, 2026	By:	/s/ Philippe Sauvage
Name: Philippe Sauvage Title: Chief Financial Officer

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